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                                                                    EXHIBIT 10.5

                             STOCK OPTION AGREEMENT
                           CHAMPION ENTERPRISES, INC.
                               INDUCEMENT OPTIONS

         THIS NONQUALIFIED STOCK OPTION GRANT (the "Grant") is made this April 30, 2002 (the "Grant Date"), by Champion Enterprises, Inc., a Michigan corporation ("the Company"), for the benefit of Rick Hampton (the "Optionee").

                                   WITNESSETH:

         WHEREAS, Optionee is employed by the Company or one of its Subsidiaries; and

         WHEREAS, the Company wishes to provide additional incentive to Optionee, to encourage stock ownership by Optionee, and to encourage Optionee to remain in the employ of the Company and its subsidiaries.

         NOW, THEREFORE, the Company hereby grants the Optionee certain options to purchase Common Stock according to the following terms and conditions:

         1. OPTIONS. Subject to the terms and conditions of this Grant, the Company hereby grants Optionee the right and option to purchase from the Company 4,000 shares of the Company's Common Stock at a price equal to $8.30 per share, which is 100% of the closing price of the Company's Common Stock on the New York Stock Exchange, as reported in The Wall Street Journal, for the Grant Date. The options granted pursuant to this Grant shall not be immediately exercisable, but shall be exercisable according to the following schedule:

Number of Option Shares                       Date Exercisable
-----------------------                       ----------------
         1,000                                 April 30, 2003

         1,000                                 April 30, 2004

         1,000                                 April 30, 2005

         1,000                                 April 30, 2006

No portion of this Grant shall be exercisable after the sixth anniversary of the Grant Date. This Grant may be exercised in installments. This Grant is not intended to be an incentive stock option within the meaning of Section 422 of the Code. Notwithstanding anything to the contrary contained in this Section 1, the options granted pursuant to this Grant shall be immediately exercisable in full upon any Change in Control.

         2. EXERCISE OF OPTION. Optionee may exercise any exercisable option granted pursuant to this Grant by completing the following steps.

                  (a) Written Notice. Delivery to the Company of a written notice signed by the Optionee in the form attached as EXHIBIT A. In addition, at the request of the Company, Optionee may be required to provide a written representation that Optionee is acquiring the shares for investment purposes only, and not for resale.

                  (b) Purchase Price. Delivery to the Company of cash, a personal check, bank draft, money order, or Common Stock (or any combination thereof) equal to the

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purchase price of the shares then to be purchased. Any Common Stock tendered must have been owned by the Optionee for at least six months and shall be valued at the closing price of the Company's Common Stock on the first business day prior to the exercise date, as reported in The Wall Street Journal.

After receipt of the above and subject to the terms and conditions of this Grant, the company shall issue the shares in the name of Optionee.

         3.       TERMINATION OF EMPLOYMENT.

                  a) Before Option Becomes Exercisable. If Optionee's employment with the Company shall terminate for any reason before all or any portion of this Grant becomes exercisable, Optionee's right to exercise that portion of the Grant shall terminate and all exercise rights relating thereto shall cease.

                  b) Termination Other Than Death or Disability. If, on or after the first anniversary of this Grant, Optionee's employment is terminated for any reason other than death or Disability, Optionee shall have the right, within the earlier of (1) the expiration of the option, or (2) three months after the termination of employment, to exercise any options pursuant to this Grant to the extent that they are exercisable and unexercised on the date of Optionee's termination of employment, subject to any other limitation on exercise contained in this Grant.

                  c) Death or Disability. If, on or after the first anniversary of this Grant, Optionee's employment is terminated due to Optionee's death or Disability, Optionee, or the person or persons whom the option shall have transferred by will or the laws of descent and distribution, shall have the right within the earlier of (1) the expiration of the option, or (2) one year after the termination of employment, to exercise any options pursuant to this Grant to the extent that they are exercisable and unexercised on the date of Optionee's termination of employment, subject to any other limitation on exercise contained in this Grant.

                  d) Events Not Constituting a Termination. The transfer of Optionee from one corporation to another among the Company and any of its Subsidiaries, or a leave of absence under the leave policy of the Company or any of its Subsidiaries shall not be a termination of employment for purposes of this Grant.

         4. NO RIGHT TO CONTINUED EMPLOYMENT. This Grant does not give the Optionee any right to be retained or to continued employment with the Company or any Subsidiary of the Company.

         5. COMPLIANCE WITH SECURITIES LAWS. Company's obligations under this Grant are subject to compliance with federal and state laws, rules and regulations applying to the authorization, issuance or sale of securities, and any applicable stock exchange requirements, and Company may require Optionee to provide proof of compliance with those laws, rules, and regulations.

         6. NON-ASSIGNABILITY. The options granted by this Grant shall not be transferable by Optionee, other than by will or the laws of descent and distribution. Any transferee of these options by will or the laws of descent and distribution shall take them subject to the terms and conditions of this Grant, and no such transfer shall be effective to

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bind the Company unless the Company is furnished with written notice of the transfer and a copy of the will or any other evidence the Company deems necessary to establish the validity of the transfer. The term "Optionee", as used in this Grant, shall include any person or entity to which any option is transferred.

         7. WITHHOLDING OF TAXES. If Optionee is employed with the Company or any of its Subsidiaries on the date of an exercise, the Company will notify Optionee of the required withholdings relating to that exercise and Optionee shall pay such amount to the Company within the time stated in the notification. If Option fails to pay the Company during such time period, the Company shall have the right to offset the amounts owed from Optionee's compensation to satisfy such withholdings. If Optionee is no longer employed with the Company or any of its Subsidiaries on the date of an exercise, Optionee must pay to the Company the required withholdings relating to that exercise at the time of exercise.

         8. DISPUTES. As a condition to the granting the options contained in this Grant, Optionee and Optionee's successors and assigns agree that any dispute or disagreement which shall arise under or as a result of this Grant shall be determined by the Committee in its sole discretion and judgment. Any such determination or interpretation by the Committee of the terms of this Grant shall be final and shall be binding and conclusive for all purposes.

         9. NOTICES. Every notice relating to this Grant shall be in writing, any notice given by mail shall be by registered or certified mail with return receipt requested. All notices to the Company shall be delivered to the following address:

                           Champion Enterprises, Inc.
                           2701 Cambridge Ct., Suite 300
                           Auburn Hills, MI 48326-9090
                           Attn:  Secretary of the Company

All notices by the Company to Optionee shall be delivered to Optionee personally, or addressed to Optionee at Optionee's last residence address as then contained in the records of the Company, or such other address as Optionee may designate.

         10. DEFINITIONS. For the purposes of this Grant, certain words and phrases shall have the following definitions:

                  a) "Change in Control" means the occurrence of any of the following events: (1) the acquisition of ownership by a person, firm or corporation, or a group acting in concert, of fifty-one percent or more of the outstanding Common Stock of the Company in a single transaction or a series of related transactions within a one-year period; (2) a sale of all or substantially all of the assets of the Company to any person, firm or corporation; or (3) a merger or similar transaction between the Company and another entity if shareholders of the Company do not own a majority of the voting stock of the corporation surviving the transaction and a majority in value of the total outstanding stock of such surviving corporation after the transaction;

                  b) "Code" means the Internal Revenue Code of 1986, as amended;

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                  c)       "Committee" means either the Compensation Committee
                           or the Human Resources Committee of the Company;

                  d) "Common Stock" means the common stock of the Company, par value $1.00;

                  e)       "Disability" means "disability" as defined under
                           Section 22(e) of the Code;

                  f) "Employment" or "Employed" (whether or not capitalized) means employment with the Company or any Parent or Subsidiary of the Company;

                  g)       "Parent" means any "parent corporation" as defined in
                           Section 424(e) of the Code;

                  h) "Subsidiary" means any "subsidiary corporation" as defined in Section 424(f) of the Code.

         This Grant is made as of the Grant Date set forth above.

                                    ____________________________________
                                    Walter R. Young, Jr.
                                    President and Chief Executive Officer
                                    Champion Enterprises, Inc.

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                                    EXHIBIT A
                    NOTICE OF EXERCISE OF INDUCEMENT OPTIONS
                       (NON-QUALIFIED STOCK OPTION SHARES)

Secretary
Champion Enterprises, Inc.
2701 Cambridge Ct., Suite 300
Auburn Hills, Michigan 48326

Dear Sir:

         A stock option was granted to me on April 30, 2002, which permits me to purchase 4,000 stock option shares of Champion Enterprises, Inc. Common Stock at a price of $8.30 per share.

         I hereby elect to exercise this part of the option to purchase __________ stock option shares. A personal check [or cash, bank draft, money order, or common stock] for the purchase price is enclosed with this letter.

         In exercising this option, I agree, upon notice from the Company, to
(i) remit sufficient funds, or (ii) tender previously-acquired shares of the Company's Common Stock that have been held for more than six months, to satisfy any applicable income and employment tax withholding requirements in connection with my exercise of this option. If such funds are not received by the Company within the time period stated in the Company's notice, I authorize the Company to withhold from my compensation sufficient funds to satisfy such tax withholding requirements.

                                    ___________________________
                                            Rick Hampton

Address:    ____________________

            ____________________

Work phone: ____________________

SSN:        ______-_____-_______

Dated:      ____________, 200___

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